UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________________
FORM 8-K

 ____________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 6, 2014

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 VONAGE HOLDINGS CORP.
(Exact Name of Registrant as Specified in Charter)

 ____________________________

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)
____________________________
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) & (c)    On October 7, 2014, Vonage Holdings Corp. (the “Company”) announced that the board of directors of the Company has appointed Alan Masarek as Chief Executive Officer (“CEO”) and as a member of the board of directors of the Company. Mr. Masarek will assume his new roles effective November 6, 2014. Marc P. Lefar will retire as CEO and as a director of the Company effective November 5, 2014. The Company’s press release announcing Mr. Masarek’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Mr. Masarek, age 53, joins Vonage from Google, Inc., where he was Director, Chrome & Apps. Prior to joining Google in 2012, Mr. Masarek was the Co-Founder of Quickoffice, Inc. and served as Chief Executive Officer from July 2007 until June 2012, when Quickoffice was acquired by Google. Mr. Masarek also served as Co-Founder, Chairman and Chief Executive Officer of AdOutlet, Inc. from April 1999 to September 2001. Previously, he held senior leadership roles, including President, at Advanced Health Corp. from September 1995 to March 1999. Mr. Masarek is a graduate of the University of Georgia and Harvard Business School.
There are no arrangements or understandings between Mr. Masarek and any other persons pursuant to which he was selected as a director. He has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
The Company entered into an employment agreement with Mr. Masarek (the “Agreement”), dated October 6, 2014, establishing his compensation as CEO, as summarized below.
Term, Cash Compensation, and Restrictive Covenants
The Agreement provides for Mr. Masarek’s employment for a three-year initial term commencing October 15, 2014 and ending December 31, 2017, and may be terminated “at will” by either Mr. Masarek or the Company. From October 15, 2014 until the day following the date on which the Company holds its quarterly earnings conference call for the third quarter of calendar year 2014, which is expected to occur on or about November 5, 2014, Mr. Masarek will serve as an employee of the Company with the title of Special Advisor to the Company. Immediately following such period, Mr. Masarek will serve as Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company. Mr. Masarek will be paid an annual base salary of $800,000, which is to be reviewed for increase not less than annually. He will be eligible for an annual cash bonus in accordance with the Company’s annual bonus program, with a target bonus of 125% of his base salary. For 2014, Mr. Masarek will be eligible for an annual cash bonus payout as calculated under the Company’s annual bonus program, prorated for the number of full and partial months worked in 2014. Mr. Masarek will participate in the Company’s employee benefit plans on the same basis as available to other senior executives from time to time. Mr. Masarek will be subject to non-solicitation and non-hire restrictions which will be in effect during the employment period and for twelve (12) months thereafter. Mr. Masarek will be subject to non-disparagement restrictions during the employment period and for twenty-four (24) months thereafter. Additionally, Mr. Masarek executed the Company’s Employment Covenants Agreement and the Company’s Non-Compete Agreement.
Equity Incentive Compensation
In connection with entering into the Agreement, Mr. Masarek is entitled to receive the following equity grants:

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A non-qualified stock option grant (the “Options”), granted on the second day following the Company’s third quarter 2014 earnings call (the “Grant Date”), entitling him to purchase three million shares (3,000,000) of the Company’s common stock at a price equal to the closing price on that date. The Options will vest in four equal installments on the first through fourth anniversaries of October 15, 2014, subject to Mr. Masarek’s continued employment on such dates, except that if the Agreement expires at the end of the three-year initial term due to the Company’s election not to renew, the portion of the award that would have vested on the fourth anniversary of October 15, 2014 will vest quarterly during the fourth year (prorated, upon any termination of employment, based on full and partial months employed during the calendar quarter in which termination occurs), such that 100% of the Options will have vested as of the fourth anniversary of October 15, 2014.

•
An award of 500,000 restricted stock units (the “RSUs”), granted on the Grant Date. The RSUs will vest in three equal installments on the first through third anniversaries of October 15, 2014, subject to Mr. Masarek’s continued employment on such dates.

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An award of restricted stock units (the “Make-Whole RSUs”), granted on the Grant Date, covering a number of shares of the Company’s common stock, rounded to the nearest whole share, equal to the quotient obtained by dividing $1,250,000 by the closing price per share of the Company’s common stock on the Grant Date. 100% of the Make-Whole RSUs will vest on the second anniversary of October 15, 2014, subject to Mr. Masarek’s continued employment on such date.

•
An award of performance-based restricted stock units (the “PRSUs”), granted on the date in 2015 when other senior executive officers of the Company receive grants of performance-based restricted stock units, with a target award equal to 500,000 shares of the Company’s common stock. Such grant will be on terms no less favorable than those given to other senior executives at the Company and will include a performance period spanning calendar years 2015, 2016, and 2017, with a payout range of 0-200% based upon Company performance.

In the event of a “Change of Control” of the Company (as defined in the Agreement), if Mr. Masarek’s employment is terminated by the Company without Cause or he resigns with Good Reason, or due to Mr. Masarek’s death or "disability" (as defined in the Agreement), on or prior to the first anniversary of the Change of Control, all of the Options and RSUs will fully vest. Upon a Change of Control of the Company, a portion of the PRSUs, determined based on performance during the applicable performance period through the Change of Control, will become eligible to vest (the “COC Portion”), subject only to Mr. Masarek’s continued employment with the Company at the end of the performance period, provided that the COC Portion will fully vest upon a termination due to death or disability at any time following a Change of Control or upon a termination without Cause or resignation for Good Reason that occurs on or within one year following a Change of Control. These Change of Control vesting provisions also will apply to future equity and equity-based awards granted to Mr. Masarek.
If Mr. Masarek’s employment is terminated by the Company without "Cause" or by Mr. Masarek for "Good Reason" (each as defined in the Agreement) (i) at any time, the Make-Whole RSUs will fully vest; and (ii) other than on or prior to the first anniversary of a Change of Control, (A) a pro rata portion of the Options and RSUs will become vested and immediately exercisable as of the date of such termination, with such amount to be determined based upon the portion of the award that would have vested on such award’s next applicable vesting date immediately following the date of termination, multiplied by a fraction where (x) the numerator is the number of full and fractional months that had elapsed between the applicable vesting date immediately prior to such termination and such termination date plus twelve (12), and (y) the denominator is twelve (12); and (B) pro rata portion of all PRSUs outstanding as of the termination date will vest at the end of the applicable performance period based on actual performance, prorated based on service during the applicable performance period through the termination date.
If Mr. Masarek’s employment is terminated due to his death or disability (i) at any time, the Make-Whole RSUs will fully vest; and (ii) other than on or prior to the first anniversary of a Change of Control, (A) one-half of the then-unvested Options and RSUs will vest, and (1) on death, the target amount of PRSUs will vest, prorated based on service during the applicable performance period prior to death (but not prorated below 50%), and (2) on disability, a prorated portion of the PRSUs will vest, based on actual performance at the end of the performance period, prorated based on service during the applicable performance period prior to termination of employment (but not prorated below 50%).
Severance Benefits
In the event Mr. Masarek’s employment is terminated by the Company without Cause or he resigns with Good Reason, he is entitled to severance benefits equal to (i) twelve (12) months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve (12) month period following termination of employment, (ii) a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under the Company’s bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates, (iii) any prior year bonus amounts earned but unpaid as of the termination date, (iv) other accrued but unpaid compensation and benefits under the Company’s benefits plans and (v) monthly payment equal to the amount by which continuation premiums for Mr. Masarek and his dependents under COBRA exceed what he would have paid for such coverage as an active employee for up to 18 months post-termination. These benefits are subject to Mr. Masarek’s timely execution of a general release of claims and forfeiture in the event of Mr. Masarek’s material breach of his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the Company.
If Mr. Masarek’s employment is terminated due to his death or disability, he (or his estate) is entitled to (i) a pro rata portion of his annual bonus for the year of termination, if and to the extent the Company achieves its performance metrics for such year, (ii) any prior year bonus amounts earned but unpaid as of the termination date, and (iii) other accrued but unpaid compensation and benefits under the Company’s benefit plans.
If Mr. Masarek’s employment is terminated for Cause or he resigns without Good Reason, he will be entitled only to accrued but unpaid compensation and benefits under the Company’s benefit plans.
Miscellaneous
Mr. Masarek is entitled to a monthly housing and commuting allowance up to twelve (12) months following commencement of employment, in an amount not to exceed $9,500 per month (prorated for partial months), certain relocation benefits in accordance with the terms of the Company’s executive relocation policy, and certain legal fees in connection with the negotiation of his employment.
If any payments, benefits or distributions to or for the benefit of Mr. Masarek would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code, Mr. Masarek will be entitled to the “best-net” amount of such payments, meaning the greater of, on an after tax-basis, the maximum amount receivable that would not trigger an excise tax and the amount receivable after imposition of the excise tax.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release of Vonage Holdings Corp. dated October 7, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: October 7, 2014	By:	/s/ Kurt M. Rogers
Kurt M. Rogers Chief Legal Officer

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

99.1	Press Release of Vonage Holdings Corp. dated October 7, 2014.